EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ACQUIRES R2 TECHNOLOGY, INC.

A Leader in Computer Aided Detection (CAD)

BEDFORD, MA, (July 13, 2006) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of diagnostic imaging and state-of-the-art digital imaging systems directed towards women’s health, today announced it has completed the acquisition of R2 Technology, Inc., a global leader in computer aided detection (CAD).

“This acquisition marks an important step forward in our strategy and efforts to grow our mammography business segment and expand our market share in women’s health,” said Jack Cumming, Chairman and Chief Executive Officer. “Our relationship with R2 is about working together, as respected industry leaders, in innovative ways to assist physicians in the early detection of breast cancer and lung disease. Combined, our customers have our assurance we will put our full resources behind development of new leading edge technologies to improve the spectrum of detection capabilities. We look forward to the opportunities that will develop from this combination as we continue to build value for our shareholders.”

R2 Technology, Inc., located in Sunnyvale, California, is a recognized leader in the development and commercialization of computer-aided detection (CAD), an innovative technology that assists radiologists in the early detection of breast cancer. R2 Technology pioneered the use of CAD for mammography in 1998 when the ImageChecker system became the first CAD system approved by the FDA for screening mammography. The ImageChecker CAD system was also the first system approved for use with digital mammography.

Under the terms of the agreement signed April 24, 2006, the purchase price for the transaction is approximately $220 million payable in approximately 4,630,300 shares of common stock. The actual number of shares of common stock that Hologic will issue in the transaction will be subject to reduction to reflect certain tax withholding obligations. Additionally, approximately 10% of the shares to be issued will be held in escrow and subject to forfeiture to satisfy R2 stockholder indemnification obligations, if any.

“We are pleased we have finalized this agreement with Hologic,” said John Pavlidis, President and CEO of R2 Technology, Inc. “We believe Hologic’s experience and ability to work with partners to drive the adoption of value-added products in the sales channel will serve as the perfect compliment to our technology platform.”

About Hologic

Hologic, Inc. is a leading developer, manufacturer and supplier of medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of state-of-the-art digital imaging technology for general radiography and mammography applications. Hologic’s core business units are focused on osteoporosis assessment, mammography and breast biopsy, direct-to-digital X-ray for general radiography applications and mini C-arm imaging for orthopedic applications. For more information visit www.hologic.com.

About R2 Technology

R2 Technology, Inc., headquartered in Sunnyvale, Calif., is a recognized leader in the development and commercialization of computer-aided detection (CAD), an innovative technology that assists physicians in the earlier detection of breast cancer, actionable lung nodules and other lung abnormalities. As a medical imaging company dedicated to diagnostic decision support, increasing physician productivity and preventing medical errors, R2 Technology is developing CAD systems for a variety of imaging modalities and disease states. For information, visit www.r2tech.com.

Forward Looking Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding Hologic’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the anticipated benefits of Hologic’s acquisition of R2. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Risks and uncertainties that may cause these forward looking statements to vary materially from Hologic’s expectations, include, among others: problems may arise with the ability of Hologic to successfully integrate the businesses of R2, which may result in the combined company not operating as effectively and efficiently as expected; Hologic may not be able to achieve the expected synergies from the acquisition or it may take longer than expected to achieve those synergies; the acquisition may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting, may be different from Hologic’s expectations; and the combined company may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors. Other factors that could materially adversely affect the business of Hologic include, without limitation, risks that may limit the Hologic’s ability to increase commercial production of the Selenia and other of the Hologic’s digital products, including Hologic’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the ability of the Hologic’s sales force to successfully service its product offerings; Hologic’s ability to successfully manage current or future acquisitions, alliances or joint ventures, including its recently acquired international operations; Hologic’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; expenses and uncertainties relating to litigation and governmental investigations, including the FTC’s current investigation of Hologic’s acquisition of certain intellectual property assets from Fischer Imaging, the proposed settlement of which is subject to FTC approval; risks relating to compliance with financial covenants under Hologic’s leases; technical innovations that could render products marketed or under development by Hologic obsolete; competition; and reimbursement policies for the use of Hologic’s products. Other factors that could adversely affect Hologic’s business and prospects are described in Hologic’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Hologic’s expectations or any change in events, conditions or circumstances on which any such statement is based.